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Exhibit 21.1

List of Subsidiaries(1)
As of June 30, 2004

Name of Subsidiaries	Jurisdiction	% Owned by the Company(2)
Norgener S.A.	Chile	99.99
Energía Verde S.A.	Chile	99.99
Energy Trade & Finance Corporation.	Cayman Islands	100.00
Chivor S.A. E.S.P.	Colombia	99.98
Gener Argentina S.A.	Argentina	100.00
Sociedad Eléctrica Santiago S.A.	Chile	90.00
Petróleos, Asfaltos y Combustibles S.A.	Chile	97.90
Gener Internacional S.A.	Chile	100.00
Cía. Carbones del Cesar Ltda. (3)	Colombia	99.00
AES Colombia S.A.	Colombia	100.00
Servicios de Asistencia Técnica S.A.	Chile	99.99
New Caribbean Investment S.A.	Dominican Republic	50.01
Gener Blue Water Limited	Cayman Islands	100.00
Inversiones Termoenergía de Chile Ltda.	Chile	99.99
TermoAndes S.A.	Argentina	100.00
InterAndes S.A.	Argentina	100.00
Genergia S.A.	Chile	99.99
Genergia Power Ltd.	Cayman Islands	100.00

(1)
Includes only operating subsidiaries or holding companies that consolidate operating subsidiaries

(2)
Includes AES Gener S.A.'s direct and indirect participation.

(3)
This asset was sold in August 2004.

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  Exhibit 21.1